FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 28th day of January 2022, by and between IZEA Worldwide, Inc., a Nevada corporation with an address of 1317 Edgewater Drive, Ste. 1880, Orlando, FL. 32804 (the “Company”), and Peter Biere, an individual residing at 716 Hampton Woods Lane SW, Vero Beach, FL 32962 (“Executive”). As used herein, the “Effective Date” of this Amendment shall mean January 28, 2022. This Amendment amends and modifies portions of the Executive Employment Agreement dated effective April 1, 2021 (the “Agreement”).
W I T N E S S E T H:
WHEREAS, the Company desires to modify the type of stock awards to be granted to the Executive pursuant to Exhibit A of the Agreement; and
WHEREAS, the Executive desires to receive stock awards on such terms and conditions;
NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:
1.Schedule A to the Agreement is hereby modified by replacing the following sections with the language below:

E. For Section 3(b):
KPI Bonus Plan
In addition to the compensation referred to in Section 3(a) and at the Board’s discretion, the Company shall also pay to the Executive, in respect of each fiscal year, a bonus in the amount of up to $120,000 (or higher as determined by the Board), based on the Executive meeting and exceeding mutually agreed upon key performance indicators/goals (KPIs) for the Company as determined by the Compensation Committee. The bonus will be split in five equal parts, issued once per quarter for quarterly KPIs and once per year for annual KPIs. The bonus will be issued within 15 days of the filing of each quarterly or annual report with timing commensurate to that of the other members of the executive team.
•40% of the bonus will be paid in cash.
•60% of the bonus will be paid in restricted stock units (RSUs). These RSUs will vest quarterly over a thirty-six (36) month period from issuance. Restricted stock units will fully vest upon a Change of Control as defined in Section 7(e) or upon termination in accordance with Section 7(b)(i), but will be subject to any trading restrictions indicated in a stock legend or as applicable by law.

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Annual Restricted Stock Unit (RSU) Issuance
The Executive shall be granted RSUs (as defined in the Company’s 2011 Equity Incentive Plan) annually on the anniversary of the Effective Date of the Agreement (“Annual RSU Grant”). The number of RSUs included in an Annual RSU Grant shall equal $25,000 divided by the Fair Market Value (as defined in the Plan) of the Company’s common stock on the immediately preceding trading day. Each Annual RSU Grant shall vest 25% one year from issuance and to the remaining 75% in equal monthly installments thereafter for three years, commencing on the grant date and on the last day of each succeeding month thereafter until fully vested, subject to the terms and provisions of an RSU award agreement, which will contain the terms pertaining to the RSUs described herein. Restricted stock units will fully vest upon a Change of Control as defined in Section 7(e) or upon termination in accordance with Section 7(b)(i).
Provisions Applicable to the Stock Options and Restricted Stock Units
In the event of termination of the employment (A) by the Executive without Good Reason or (B) by the Company pursuant to Section 7(b)(ii), all stock options and RSUs not theretofore vested will lapse and be forfeited. In the event the Executive’s employment is terminated for any other reason under Section 7(b)(i) or under Section 7(b)(iii), (iv) or (v), all stock options and RSUs not theretofore vested will thereupon become immediately vested on the date of termination, and, in the event of Executive’s death, all stock options provided for under this Agreement will transfer to the Executive’s estate. Upon a Change of Control, as provided in Section 7(e), 50% of all unvested stock options and RSUs granted to the Executive will vest immediately and the remaining 50% of all stock options and RSUs granted to the Executive will vest upon the earlier of the effective date of an amended employment agreement that replaces this Employment Agreement or the date of the Executive’s termination for any reason, other than pursuant to Section 7(b)(ii), by the acquiring company. Except as otherwise provided in the next paragraph, each stock option will expire ten years after it is granted.
In the event of termination of the employment of the Executive pursuant to the paragraph above, all unexercised and exercisable stock options granted to him hereunder must be exercised by him, or his estate (or heir(s)), as the case may be: (A) within twelve (12) months after the date of termination, if the termination is due to disability, as provided in Section 7(b)(iii), (B) within twelve (12) months after the date of termination, in the event of death of the Executive, as provided in Section 7(b)(iv), or within three (3) months after the date of death if the termination was pursuant to disability, or (C) within six (6) months after the date of termination if the termination is for any other reason; provided, however, that in the event of the Executive’s employment is terminated pursuant to Section 7(b)(ii), all unexercised and exercisable stock options granted to him hereunder become null and void immediately upon termination.
H.    For Section 16(a):
The address of the Executive as of the date of execution of this Agreement, as referred to in Section 16 shall be:
        716 Hampton Woods Lane SW, Vero Beach, FL 32962

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2.Ratification of Agreement. Except as modified by this Amendment, the Parties hereby ratify, reaffirm and reapprove all of the terms, covenants and conditions of the Agreement. Any further alteration or modification of the provisions of the Agreement shall not be effective unless and until reduced to writing and executed by the Parties.

3.Attorney Review. By signing this Amendment, each Party affirms that they have had sufficient opportunity and time to hire legal counsel to review this Agreement and negotiate any and all terms and clauses.

IN WITNESS WHEREOF, the Executive and the Company have caused this Amendment to be executed as of the date first above written.

COMPANY:		EXECUTIVE:

IZEA Worldwide, Inc.		PETER BIERE

By: /s/ Edward H. Murphy
		By:	/s/ Peter Biere
Title:	CEO

Date:	1/31/2022	Date:	1/28/2022

By:	/s/ Dan Rua

Title:	Compensation Committee Chair
Date:	1/28/2022

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